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                                                                 EXHIBIT 99.1


FOR IMMEDIATE RELEASE                             CONTACT: JEFFRY K. AMSBAUGH
                                                           DOUGLAS W. CAUDILL

           NOBEL INSURANCE LIMITED AGREES TO SELL U.S. ASSETS


DECEMBER 19, 1997 - Hamilton, Bermuda...Nobel Insurance Limited (NASDAQ-NOBLF) ("Nobel") today announced that it has reached a definitive agreement with RenaissanceRe Holdings, Ltd. (NYSE-RNR) ("RenaissanceRe"), for the sale of Nobel's U.S. assets, including Nobel Insurance Company, for a cash purchase price of approximately $54.1 million.

Following the sale to RenaissanceRe, it is anticipated that Nobel will begin the process of liquidating the Bermuda parent and its non-operating U.S. holding company. The Nobel board of directors is evaluating alternatives to facilitate a timely distribution to its shareholders, including a tender offer or a share repurchase program. Therefore, no decision has been made on how soon after the sale the liquidation process will be initiated. RenaissanceRe has been agreed to make a limited recourse loan to Nobel of approximately $8.9 million to facilitate the liquidation process. Upon liquidation of its assets and the satisfaction of its liabilities and obligations, and depending on the amount of available net assets, Nobel intends to make a distribution or distributions such that shareholders will have received a combined total distribution of $14.00 per share. The remaining assets, if any, after payment of the liquidating distribution will be used to repay the loan from RenaissanceRe.

Completion of the sale and the liquidation is subject to various consents and approvals, including approval by Nobel shareholders and required regulatory approvals. Nobel cautioned that it is uncertain when the liquidation process, which will be governed by Bermuda law, can be completed and the liquidating distribution made to Nobel shareholders.

Nobel's principal business will continue to be conducted by the U.S. group of companies and will benefit from joining RenaissanceRe Holdings. The U.S. group of companies being sold is engaged in the service and underwriting of property and casualty risks for specialized industries, including explosives, specialty commercial trucking, propane, low-value dwellings and surety bonds.



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